                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            VIRAGE LOGIC CORPORATION
                            ------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   92763R1041
                                   ----------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ]     Rule 13d-1(b)

            [ ]     Rule 13d-1(c)

            [X]     Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

CUSIP NO. 92763R1041                        13G                PAGE 2 OF 5 PAGES

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Adam A. Kablanian
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     4,305,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               4,305,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,305,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          21.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO. 92763R1041                        13G                PAGE 3 OF 5 PAGES


Item 1(a): NAME OF ISSUER

                            Virage Logic Corporation
                      ------------------------------------

Item 1(b): ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                            46501 Landing Parkway
                            Fremont, CA  94538
                      ------------------------------------

Item 2(a): NAME OF PERSON FILING

                                 Adam A. Kablanian
                      ------------------------------------

Item 2(b): ADDRESS OF PRINCIPAL BUSINESS OFFICE

                            46501 Landing Parkway
                            Fremont, CA  94538
                      ------------------------------------

Item 2(c): CITIZENSHIP

                                      USA
                      ------------------------------------

Item 2(d): TITLE OF CLASS OF SECURITIES

                         Common Stock, $0.001 par value
                      ------------------------------------

Item 2(e): CUSIP NUMBER

                                 92763R1041
                      ------------------------------------

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:    OWNERSHIP

               (a)    Amount Beneficially Owned:

                                    4,305,000              shares
                      ------------------------------------

               (b)    Percent of Class
                      21.3%

CUSIP NO. 92763R1041                        13G                PAGE 4 OF 5 PAGES


        (c)    Number of Shares as to Which Such Person Has:

               (i)    sole power to vote or direct the vote:
                      0 Shares

               (ii)   shared power to vote or direct the vote
                      4,305,000 Shares

               (iii)  Sole power to dispose or to direct the disposition of:
                      0 Shares

               (iv)   Shared power to dispose or to direct the disposition of:
                      4,305,000 Shares

Item 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6:  OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Mr. Kablanian owns 3,931,000 Shares with his spouse as joint owners, such that Mr. Kablanian's spouse has the right to receive half of the proceeds from the sale of 3,931,000 Shares. Beneficiaries of two trusts have the right to receive the proceeds from the sale of 374,000 shares held by such trust, in accordance with the trust documents.

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                                      N/A                  .
                      ------------------------------------

Item 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                      N/A
                      ------------------------------------

Item 9:  NOTICE OF DISSOLUTION OF GROUP

                                      N/A
                      ------------------------------------

Item 10: CERTIFICATION

                                      N/A
                      ------------------------------------

CUSIP NO. 92763R1041                        13G                PAGE 5 OF 5 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

          February 11, 2002
--------------------------------------
Date

        /s/ ADAM A. KABLANIAN
--------------------------------------
Signature


         Adam A. Kablanian
--------------------------------------
Name (Typed)